FOR IMMEDIATE RELEASE

TORRENT ANNOUNCES POSITIVE FLOW TEST RATES

Seattle, Washington – July 31, 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) is pleased to announce the following developments from its wholly owned operating subsidiary, Methane Energy Corp. (“Methane”) regarding its coalbed natural gas pilot production operations in Coos County, Oregon.

- Strong flow rates on first wells support next stage of development

- Initial test production rate for Beaver Hill #5 well exceeds 500 MCFD (thousand cubic feet per day)

- Initial test production rates for Beaver Hill #2, #3 and #4 wells exceed 200 MCFD

- Test production rate for Radio Hill #1 well averaged 30 MCFD

- Sustained water inflow supports the existence of adequate permeability

- Focus to tie in the wells into a pipeline before fiscal year-end

- Continued production data gathering and testing

Methane is currently operating two separate coalbed natural gas pilot projects, the Beaver Hill Project and the Radio Hill Project, in Coos County.

Torrent is very excited about the flow rates at the Beaver Hill Project. The Beaver Hill Project includes five wells, four which have been completed in the main “D” coal seam and one which is completed in four other coal seams above the “D” seam. Beaver Hill #2, #3, #4 and #5 have all been tested for periods of time varying from one to ten hours through a test separator which includes an orifice metering system and continuous digital readout meter.

Initial test production rates have exceeded 500 MCFD at a flowing pressure of 600 PSIG (pounds per square inch gauge) in Beaver Hill #5 and 200 MCFD at a flowing pressure of 250 PSIG in Beaver Hill #2, #3 and #4. These rates were recorded after nitrogen (N2) stimulation of each well. During July, Beaver Hill #2 and #5 were swab tested to record water inflow rates. Both wells have recorded sustained water inflow into the wellbore supporting the existence of adequate permeability within the coal reservoirs to produce gas and water. Pressure build-ups in these two wells are currently underway.

The Radio Hill Project includes one well currently completed in multiple coal seams. The Radio Hill #1 well was first put on production in late April and has produced continuously through early June. Daily production rates increased over this period of time from an average of 15 MCFD to 30 MCFD of natural gas and between 4 and 5 barrels of water per day.

The service rig will recommence operations in mid-August and Beaver Hill # 3 and #4 will be swab tested. Once this operation is completed, the wells will have pumping equipment installed and be turned over to continuous production operations.

Produced water currently stored on-site at the two Pilot projects will be diluted with local fresh water to reduced overall dissolved solids and salinity and will then be disposed of at the local Coos Bay water treatment plant.  This procedure will be effective until a water disposal well is drilled during the upcoming drilling program.

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Torrent President and Chief Executive Officer, John Carlson, states “We are very excited about the flow rates at our Coos Bay project. Sustained production rates from some of the wells should give us the opportunity to generate sales later this year. Our goal is to tie these wells into a pipeline before fiscal year-end. Based upon initial gas and water production rates exhibited at the Beaver Hill wells we are confident that we will see continuous commercial production rates from these wells by year-end. Torrent has achieved significant progress since we acquired the first leases in Coos Bay in the summer of 2004. We have managed to attract total financings of $45 million to date and drilled 7 test wells in order to prove our initial assessment that gas can be produced from the coal seams in Coos Bay. This data gives us a strong incentive to proceed as soon as possible with our next drilling program. We will provide more details about our new drilling program next month. The company is now fully financed to aggressively continue with its drilling program and to reach our corporate goal of initiating gas sales this fiscal year.”

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 116,000 acres of prospective land. The Company’s Washington subsidiary, Cascadia Energy, is focused on two projects in southwestern Washington State where it holds substantial lease and lease option commitments. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John D. Carlson, President & CEO

For more information contact:
Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that we will be able to recommence the service rig in mid-August; that conditions will be suitable for us to swab test Beaver Hill well #3 and 4; that we will be able to install pumping equipment and turn over the wells to continuous production without undue delay or complications; that we will be able to treat the water produced from the two pilot projects with local fresh water and dispose the same into Coos Bay water treatment plant without incurring significant costs; that the water disposal procedure will be effective during the upcoming drilling program; that we will be able to general sales from production later this year; that we will see continuous commercial production rates from our wells by year end; that we will be able to reach our corporate goal of initiating gas sales in this fiscal year. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified employees or consultants, potential delays or obstacles in drilling, spudding and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.